Exhibit 10.6

Geschäftsführer-Dienstvertrag

zwischen

der Mainz Biomed B.V. mit Sitz in Amsterdam, Geschäftsanschrift: Robert-Koch-Str. 50, 55129 Mainz, vertreten durch die Gesellschafterversammlung, diese wiederum vertreten durch Herrn Marco Messina,

– nachfolgend auch: „Gesellschaft“ –

und

Herrn Dr. Moritz Eidens, Am Emmerling Park 22, 55218 Ingelheim,

– nachfolgend auch: „Geschäftsführer“ –

– nachfolgend beide gemeinsam: „die Parteien“ –

Management Services Agreement

between

Mainz Biomed B.V. based in Amsterdam, company address: Robert-Koch-Str. 50, 55129 Mainz, Germany, represented by the shareholders’ meeting, which is in turn represented by Mr Marco Messina,

– hereinafter also referred to as ’Company’ –

and

Dr Moritz Eidens, Am Emmerling Park 22, 55218 Ingelheim, Germany,

– hereinafter also referred to as ’Director‘ –

– hereinafter both together referred to as ‘the Parties’ –

Präambel

Herr Dr. Eidens ist Geschäftsführer der PharmGenomics GmbH mit Sitz in Mainz, eingetragen im Handelsregister des Amtsgerichts Mainz unter HRB 41529. Er hat dieses Unternehmen im Jahr 2008 als Gesellschafter mitgegründet und hält derzeit noch ca. 11,5% der Geschäftsanteile.

Die Mainz Biomed B.V. ist eine Gesellschaft mit beschränkter Haftung nach niederländischem Recht (besloten vennootschap met beperkte aansprakelijkheid – B.V.) und hat ihren Sitz in Amsterdam. Sie ist im Handelsregister der Niederlande unter der Nummer 82116296 eingetragen.

Preamble

Dr Eidens is Managing Director of PharmGenomics GmbH, which is based in Mainz and registered in the Commercial Register of the Local Court of Mainz under HRB 41529. He co-founded this company in 2008 as a shareholder and currently still holds approximately 11.5% of the shares.

Mainz Biomed B.V. is a limited liability company under Dutch law (besloten vennootschap met beperkte aansprakelijkheid – B.V.) and has its registered office in Amsterdam. It is registered in the commercial register of the Netherlands under number 82116296.

Die Gesellschafter der PharmGenomics GmbH werden auf der Grundlage des „Contribution Agreements“ vom [Datum] ihre Geschäftsanteile gegen Geschäftsanteile der Mainz Biomed B.V. tauschen und so zu Gesellschaftern der Mainz Biomed B.V. werden. Die PharmGenomics GmbH wird hierdurch eine 100%ige Tochtergesellschaft der Mainz Biomed B.V.

Herr Dr. Eidens bleibt Geschäftsführer der PharmGenomics GmbH. Zudem ist beabsichtigt, dass die Gesellschafterversammlung Herrn Dr. Eidens gem. Ziff. 4.2 (b) (iv) des Contribution Agreements vom [Datum] zum Geschäftsführer der Mainz Biomed B.V. bestellt.

Die Gesellschafter der Mainz Biomed B.V. beabsichtigen, die Gesellschaft in naher Zukunft in eine Aktiengesellschaft nach niederländischem Recht (naamloze vennootschap – N.V.) umzuwandeln und die Zulassung der Aktien der N.V. zur Notierung an der Nasdaq in New York zu beantragen. Zwischen den Parteien besteht Einigkeit, dass Herr Dr. Eidens mit dem Wirksamwerden der Umwandlung zum Vorstandsmitglied der N.V. bestellt werden wird (Wissenschaftlicher Vorstand / Chief Scientific Officer – CSO). Dieser Dienstvertrag wird – soweit rechtlich möglich – für das Dienstverhältnis mit der N.V. fortgelten. Die Parteien werden zeitnah die erforderlichen Anpassungen vornehmen, wobei Herrn Dr. Eidens mindestens die Konditionen gewährt werden, die dieser Dienstvertrag vorsieht.

Die Parteien beabsichtigen allein, einen Dienstvertrag zu den in diesem Vertrag festgelegten Bedingungen abzuschließen. Es ist der ausdrückliche Wille der Parteien, keinen Arbeitsvertrag i.S.d. § 611a Abs. 1 BGB abzuschließen.

The shareholders of PharmGenomics GmbH will exchange their shares for shares in Mainz Biomed B.V. on the basis of the "Contribution Agreement" of August 3, 2021 and thus become shareholders of Mainz Biomed B.V. PharmGenomics GmbH will thereby become a wholly-owned subsidiary of Mainz Biomed B.V.

Dr Eidens will remain Managing Director of PharmGenomics GmbH. In addition, it is intended that the shareholders' meeting will appoint Dr Eidens as Director of Mainz Biomed B.V. pursuant to Section 4.2 (b) (iv) of the Contribution Agreement of August 3, 2021.

The shareholders of Mainz Biomed B.V. intend to convert the Company into a stock corporation under Dutch law (naamloze vennootschap – N.V.) in the near future and to apply for admission of the shares of the N.V. to listing on Nasdaq in New York. The Parties agree that Dr Eidens will be appointed as a member of the Executive Board of N.V. (Chief Scientific Officer – CSO) upon the conversion becoming effective. This service agreement will – as far as legally possible – continue to apply to the service relationship with N.V. The Parties will make the necessary adjustments in a timely manner, whereby Dr Eidens will be granted at least the conditions provided for in this service agreement.

The Parties only wish to enter into a service agreement under the terms and conditions as set out in this service agreement. It is the express intention of the Parties not to enter into an employment contract as defined in Section 611a Para. 1 of the German Civil Code (BGB).

Dies vorausgeschickt vereinbaren die Parteien was folgt:

§ 1 Geschäftsführung / Vertretung

(1)    Der Geschäftsführer führt die Gesellschaft nach Maßgabe der Gesetze, dieses Vertrags, des Gesellschaftsvertrags sowie der Bestimmungen der Gesellschafter.

(2)    Inhalt und Umfang der Vertretungsbefugnis und Zeichnungsberechtigung des Geschäftsführers richten sich nach Maßgabe der Vorschriften des Gesellschaftsvertrags.

Having said this, the Parties agree as follows:

Sec. 1 Management / Representation

(1)    The Director shall run the Company in accordance with the statutes, this contract, the articles of association as well as the stipulations of the shareholders.

(2)    The content and extent of the Director's powers of representation and signature are governed by the provisions of the articles of association.

§ 2 Dienstzeit und -sitz

(1)    Der Geschäftsführer stellt seine gesamte Arbeitskraft, fachlichen Kenntnisse und Erfahrungen der Gesellschaft und der PharmGenomics GmbH zur Verfügung. In seiner Zeiteinteilung ist der Geschäftsführer frei.

(2)    Der Dienstsitz des Geschäftsführers ist dessen jeweiliger Wohnsitz. Eine Versetzung des Geschäftsführers an einen anderen Ort ist ohne seine Zustimmung nicht zulässig. Der Geschäftsführer ist in der Wahl seines Aufenthaltsorts während der Dienstausübung frei.

Sec. 2 Working time / Place of work

(1)    The Director shall place his entire working capacity, professional knowledge and experience at the disposal of the Company and PharmGenomics GmbH. The Director shall be free in the allocation of his time.

(2)    The place of business of the Director shall be his respective place of residence. A relocation of the Director to another place is not permissible without his consent. The Director shall be free to choose his place of work during the performance of his duties.

§ 3 Vertragsdauer

(1)    Dieser Dienstvertrag beginnt mit der Bestellung zum Geschäftsführer durch die Gesellschafterversammlung gem. Ziff. 4.2 (b) (iv) des Contribution Agreements vom [Datum] und wird auf drei Jahre geschlossen. Er verlängert sich jeweils um drei weitere Jahre, wenn er nicht von einer der Vertragsparteien mit einer Frist von sechs Monaten vor Ablauf des jeweiligen Verlängerungszeitraums gekündigt wird.

Sec. 3 Term of contract

(1)    This service agreement commences upon appointment as Director by the shareholders’ meeting pursuant to Section 4.2 (b) (iv) of the Contribution Agreement of [date] and is concluded for a term of three years. It shall extend by three years at a time if it is not terminated by one of the Parties with a notice period of six months prior to the respective extension period.

(2)    Während der Vertragsdauer gem. Abs. 1 ist eine ordentliche Kündigung dieses Dienstvertrags beiderseits ausgeschlossen. Das Recht zur außerordentlichen Kündigung aus wichtigem Grund (§ 626 BGB) bleibt unberührt.

(3)    Jede Kündigung bedarf der Schriftform.

(4)    Eine Kündigung des Geschäftsführers ist gegenüber einem weiteren Geschäftsführer oder dem Vorsitzenden der Gesellschafterversammlung zu erklären.

(5)    Im Fall einer Kündigung der Gesellschaft gem. Abs. 1 ist der Geschäftsführer auf sein Verlangen bis zur Beendigung des Dienstverhältnisses unter Fortzahlung der Vergütung gem. § 4 dieses Dienstvertrags von der Erbringung der Dienstleistung freizustellen.

(6)    Die Parteien sind sich einig, dass ein Beschluss der Gesellschafter, die gesellschaftsrechtliche Beziehung des Geschäftsführers zur Gesellschaft zu beenden, nicht das Ende des Dienstverhältnisses des Geschäftsführers mit der Gesellschaft zur Folge hat. In diesem Fall besteht dieser Dienstvertrag in vollem Umfang fort.

(2)    During the term of the contract pursuant to Para. 1, termination of this service agreement shall be excluded by both parties. The right to termination for good cause (Section 626 of the German Civil Code – BGB) shall remain unaffected.

(3)    Any notice of termination must be in writing.

(4)    Notice of termination by the Director shall be given to another Director or to the Chairman of the shareholders’ meeting.

(5)    In the event of termination by the Company pursuant to Para. 1, the Director shall, at his request, be released from his duties until the termination of the service relationship with continued payment of the remuneration pursuant to Section 4 of this service agreement.

(6)    The Parties agree that a resolution taken by the shareholders of the Company to terminate the corporate law relationship of the Director with the Company does not imply the end of the service relationship of the Director with the Company. In that case this service agreement will continue to be in full force and effect.

§ 4 Vergütung

(1)    Als Vergütung für seine Dienste erhält der Geschäftsführer ein Jahresgrundgehalt in Höhe von EUR 164.000,00 brutto. Das Jahresgrundgehalt ist zahlbar in zwölf gleichen Raten, jeweils am Ende eines Kalendermonats sowie unter Abzug von Steuern und Sozialabgaben. Im Jahr des Eintritts und im Jahr des Austritts wird das Jahresgrundgehalt zeitanteilig gezahlt.

(2)    Der Geschäftsführer ist zur Teilnahme am Equity Incentive Plan der Gesellschaft berechtigt und wird mindestens ein Achtel der im Rahmen des Equity Incentive Plan ausgegebenen Aktien erhalten.

(3)    Für die Dauer dieses Dienstvertrags übernimmt die Gesellschaft bis zur Höhe der jeweils geltenden gesetzlichen Beitragsbemessungsgrundlage einen Betrag in Höhe des auf diesen Teilbetrag fiktiv entfallenden Arbeitgeberanteils an den Beiträgen zur privaten Kranken- und Pflegeversicherung des Geschäftsführers, höchstens jedoch in Höhe der Hälfte des Betrags, den der Geschäftsführer für seine Kranken- und Pflegeversicherung tatsächlich zu zahlen hat.

Sec. 4 Remuneration

(1)    As remuneration for his services, the Director shall receive a fixed annual salary of EUR 164,000 gross. The fixed annual salary shall be payable in twelve equal installments at the end of a calendar month, less taxes and social security contributions. In the year of joining and in the year of leaving the Company, the fixed annual salary is paid pro rata temporis.

(2)    The Director is entitled to participate in the Company's Equity Incentive Plan and will receive at least one eighth of the shares issued under the Equity Incentive Plan.

(3)    For the duration of this service agreement, the Company shall bear, up to the amount of the statutory income threshold applicable at the time, an amount equal to the employer's share of the contributions to the Director's private health and nursing care insurance that is fictitiously attributable to this partial amount, but no more than half of the amount that the Director actually has to pay for his health and nursing care insurance.

§ 5 Fortzahlung der Vergütung

(1)    Wird der Geschäftsführer durch Arbeitsunfähigkeit infolge Krankheit oder einem anderen von ihm nicht zu vertretenden Grund an der Erbringung seiner vertraglichen Leistung gehindert, wird ihm die Vergütung nach § 4 sechs Monate, längstens aber bis zur Beendigung des Dienstverhältnisses fortgezahlt. Etwaige aufgrund der Dienstverhinderung von den Trägern der gesetzlichen Krankenkasse oder einer privaten Krankenversicherung gewährte Leistungen werden auf die Vergütung angerechnet.

(2)    Im Fall des Todes des Geschäftsführers während der Dauer dieses Vertrags haben sein Ehepartner und seine unterhaltsberechtigten Kinder als Gesamtgläubiger Anspruch auf Fortzahlung der Vergütung gem. § 4 Abs. 1 für den Sterbemonat und die zwölf folgenden Monate, längstens aber bis zur Beendigung des Dienstverhältnisses.

Sec. 5 Continued payment of remuneration

(1)    Should the Director be prevented from rendering services pursuant to this contract due to an inability to work resulting from illness or another reason beyond his control, the remuneration pursuant to Section 4 shall continue to be paid for six months, but at most up to the end of the service relationship. Any benefits granted by the institutions of the statutory health insurance fund or a private health insurance fund due to the Director’s inability to work will be offset against the remuneration.

(2)    In the event of the Directors death during the term of this contract, his spouse and dependent children shall be entitled as joint and several creditors to continued payment of the remuneration pursuant to Section 4 Para. 1 for the month of death and the following twelve months, but at most up to the end of the service relationship.

§ 6 Abfindung

(1)    Im Fall einer Kündigung der Gesellschaft gem. § 3 Abs. 1 erhält der Geschäftsführer eine Abfindung in Höhe von drei durchschnittlichen Bruttomonatsvergütungen gem. § 4 für jedes zurückgelegte Dienstjahr, wobei auch die bei der PharmGenomics GmbH als Arbeitnehmer und Geschäftsführer zurückgelegten Dienstjahre einzubeziehen sind. Zeiträume von mehr als sechs Monaten werden für die Berechnung auf ein volles Dienstjahr aufgerundet.

(2)    Für die Berechnung der durchschnittlichen Bruttomonatsvergütung wird die Vergütung gem. § 4 Abs. 1 und 2 während der letzten 60 Kalendermonate vor Ausspruch der Kündigung zugrunde gelegt. Hat das Dienstverhältnis noch keine 60 Kalendermonate bestanden, ist hinsichtlich der für die Berechnung fehlenden Kalendermonate die zuletzt von der PharmGenomics GmbH erhaltende Vergütung in Höhe von EUR 48.000,00 brutto zugrunde zu legen.

(3)    Die Abfindung wird mit der Beendigung des Dienstverhältnisses zur Zahlung fällig.

Sec. 6 Severance payment

(1)    In the event of termination by the Company pursuant to Section 3 Para. 1, the Director shall receive a severance payment in the amount of three average gross monthly remunerations pursuant to Section 4 for each year of service completed, including the years of service as Employee and Managing Director of PharmGenomics GmbH. Periods of more than six months shall be rounded up to one full year of service for the purpose of calculation.

(2)    The calculation of the average gross monthly remuneration shall be based on the remuneration pursuant to Section 4 Para. 1 and 2 during the last 60 calendar months prior to the notice of termination. If the service relationship has not yet existed for 60 calendar months, the remuneration last received by PharmGenomics GmbH in the amount of EUR 48,000 gross shall be taken as the basis with regard to the calendar months missing for the calculation.

(3)    The severance payment shall become due for payment upon termination of the service relationship.

§ 7 Dienstwagen

(1)    Die Gesellschaft stellt dem Geschäftsführer auf sein Verlangen ein Dienstfahrzeug (Bruttolistenpreis bis maximal EUR 60.000,00 oder monatliche Brutto-Leasingrate bis maximal EUR 500,00) zur dienstlichen und privaten Nutzung zur Verfügung.

(2)   Die Kosten des Dienstwagens einschließlich aller Betriebskosten trägt die Gesellschaft. Die Einkommenssteuer auf den geldwerten Vorteil der Privatnutzung trägt der Geschäftsführer.

Sec. 7 Company Car

(1)    At the request of the Director, the Company shall provide him with a company car (gross list price up to a maximum of EUR 60,000.00 or monthly gross leasing rate up to a maximum of EUR 500.00) for business and private use.

(2)    The costs of the company car including all operating costs are borne by the Company. Income tax on the imputed income for the private use shall be borne by the Director.

§ 8 Reisekosten / Spesen / sonstige Aufwendungen

(1)    Für die Bewirtung von Geschäftspartnern und Geschäftsreisen hat der Geschäftsführer Anspruch auf Ersatz seiner angemessenen Auslagen, soweit sie dem Geschäftsführer im Interesse der Gesellschaft entstehen. Die Einzelheiten wird die Gesellschaft in einer Reisekosten- und Spesenrichtlinie für die Geschäftsführung festlegen.

(2)    Die Gesellschaft stellt dem Geschäftsführer monatlich ein Budget in Höhe von EUR 400,00 für Arbeitsmittel (z.B. Dienst-PC, -Notebook, -Tablet, -Smartphone) und sonstige dienstliche Aufwendungen (z.B. Vertrags- und Verbindungskosten eines dienstlich genutzten Telefon-Anschlusses oder Mobilvertrags) zur Verfügung. Zusätzlich zu dem monatlichen Budget stellt die Gesellschaft dem Geschäftsführer zu Beginn des Dienstverhältnisses zur Einrichtung eines Home-Office-Arbeitsplatzes einmalig ein Budget von EUR 2.000,00 zur Verfügung.

(3)    Die Gesellschaft stellt dem Geschäftsführer jährlich ein Budget in Höhe von EUR 5.000,00 für Kosten der Gesunderhaltung (z.B. Gesundheitsuntersuchungen, die nicht von der Krankenversicherung getragen werden, oder Physiotherapie/Massage-Anwendungen) zur Verfügung. Das am Ende eines Kalenderjahres nicht verbrauchte Budget verfällt mit Ablauf des jeweiligen Kalenderjahres.

(4)    Die Gesellschaft stellt dem Geschäftsführer jährlich ein Fortbildungsbudget zur Verfügung. Einzelheiten wird die Gesellschaft in einer Fortbildungsrichtlinie für die Geschäftsführung festlegen.

(5)    Die Gesellschaft stellt dem Geschäftsführer zur Deckung der Aufwendungen gem. Abs. 1 bis 4 eine Firmenkreditkarte zur Verfügung.

Sec. 8 Travel costs / Expenses / other costs

(1)    For entertaining business partners and for business trips, the Director is entitled to reimbursement of his reasonable expenses to the extent these are incurred to the Director in the interests of the Company. The Company will define details in a travel and expense policy for the Board of Directors.

(2)    The Company shall provide the Director with a monthly budget of EUR 400.00 for work equipment (e.g. company PC, notebook, tablet, smartphone) and other business expenses (e.g. contract and connection costs for a telephone connection or mobile phone contract used for business purposes). In addition to the monthly budget, the Company shall provide the Director with a one-time budget of EUR 2,000.00 at the beginning of the service relationship to set up a home office.

(3)    The Company shall provide the Director with an annual budget of EUR 5,000 for health care costs (e.g. health examinations not covered by health insurance or physiotherapy/massage treatments). The budget not used at the end of a calendar year lapses at the end of the respective calendar year.

(4)    The Company shall provide the Director with an annual training budget. The Company will define details in a training policy for the Board of Directors.

(5)    The Company shall provide the Director with a company credit card to cover the expenses pursuant to Paras. 1 to 4.

§ 9 Versicherungen

(1)    Die Gesellschaft schließt für die Dauer dieses Vertrags zugunsten des Geschäftsführers eine Unfallversicherung für Berufsunfälle und Unfälle des täglichen Lebens mit Deckungssummen von EUR 500.000,00 für den Todesfall und EUR 1.000.000,00 für den Invaliditätsfall ab.

Bezugsberechtigt aus der Versicherung sind im Invaliditätsfall der Geschäftsführer, im Todesfall die von ihm benannten Personen, bei Fehlen einer solchen Bestimmung seine Erben.

(2)    Die Gesellschaft versichert den Geschäftsführer auf ihre Kosten gegen Ansprüche, insbesondere Schadensersatzansprüche, die der Gesellschaft und/oder Dritten gegen den Geschäftsführer aufgrund oder im Zusammenhang mit seiner Tätigkeit zustehen können mit einer Deckungssumme von EUR 5.000.000,00 pro Schadensfall („D&O-Versicherung“). Der Versicherungsschutz schließt hinsichtlich des Verschuldensgrades lediglich wissentlich begangene Pflichtverletzungen vom Versicherungsschutz aus. Die Rückwärtsversicherung ist unbegrenzt und es wird eine mindestens 5-jährige unverfallbare Nachmeldefrist vereinbart.

Die Gesellschaft gewährt dem Geschäftsführer jederzeit auf Verlangen Einsicht in die Versicherungsunterlagen und legt die Belege über die Prämienzahlungen vor. Diese Verpflichtung gilt auch nach Beendigung dieses Dienstvertrags.

Sec. 9 Insurances

(1)    The Company shall take out accident insurance for the Director against work-related accidents and accidents in daily life for the duration of this contract with a coverage of EUR 500,000 for death and EUR 1,000,000 for invalidity.

In case of invalidity, the Director is entitled to the benefits ensuing from the insurance coverage, in the case of death, the persons appointed by him, and in the absence of such an appointment, his heirs.

(2)    The Company shall insure the Director at its own expense against claims, in particular damages claims, to which the Company and/or third parties could be entitled due to or in connection with the Director’s activities, with a coverage of EUR 5,000,000 per damage event (‘D&O insurance’). The insurance protection shall exclude, with regard to the degree of fault, mere breaches of duty that were knowingly committed from the insurance coverage. The retroactive insurance coverage is unlimited, and a vested extended reporting period of at least five years shall be agreed upon.

The Company shall allow the Director, upon his request at any time, to inspect the insurance documents and present the receipts for the premium payments. This obligation shall survive this service agreement.

§ 10 Urlaub

(1)    Der Geschäftsführer hat Anspruch auf einen bezahlten Jahresurlaub von 30 Arbeitstagen, wobei der Samstag nicht als Arbeitstag zählt. Der Urlaub ist unter Berücksichtigung der Interessen der Gesellschaft im Einvernehmen mit den anderen Geschäftsführern festzulegen.

(2)    Soweit Urlaub im Lauf eines Kalenderjahres nicht genommen werden kann, wird er auf das nächste Jahr übertragen. Ein Verfall von Urlaubsansprüchen ist ausgeschlossen.

(3)    Für das Jahr, in dem das Dienstverhältnis beginnt, steht dem Geschäftsführer für jeden angefangenen Monat des Bestehens des Dienstverhältnisses 1/12 des Jahresurlaubs gem. Abs. 1 zu. Zusätzlich hat er Anspruch auf den im Zeitpunkt des Beginns dieses Dienstverhältnisses noch bestehenden Resturlaub bei der PharmGenomics GmbH, der damit als abgegolten gilt.

Sec. 10 Vacation

(1)    The Director shall have a claim to paid annual vacation of 30 working days, whereby Saturday shall not count as a working day. The vacation periods shall be determined in consultation with the other Directors, taking into account the interests of the Company.

(2)    If vacation cannot be taken in the course of a calendar year, it shall be carried over to the next year. There shall be no forfeiture of vacation entitlements.

(3)    For the year in which the service relationship commences, the Director shall be entitled to 1/12 of the annual vacation pursuant to Para. 1 for each month or part thereof of the service relationship. In addition, he shall be entitled to the remaining vacation at PharmGenomics GmbH at the time of commencement of this service relationship, which shall be deemed to be compensated hereby.

§ 11 Change of Control

(1)    Der Geschäftsführer hat für den Fall, dass es während der Vertragslaufzeit zu einem Change of Control i.S.d. nachfolgenden Abs. 2 kommt, das Recht, sein Amt als Geschäftsführer niederzulegen und das Dienstverhältnis außerordentlich mit einer Frist von sechs Monaten zum Monatsende zu kündigen.

Sec. 11 Change of Control

(1)    In the event of a change of control within the meaning of Para. 2 below during the term of the contract, the Director shall be entitled to resign from office as Director and to terminate the service relationship with extraordinary notice of six months to the end of the month.

(2)    Ein Change of Control im Sinne dieses Vertrags liegt vor, wenn

-    ein Dritter oder mehrere gemeinsam handelnde Dritte, die im Zeitpunkt des Vertragsschlusses nicht oder mit weniger als 50 % der Stimmrechte an der Gesellschaft beteiligt ist/sind, mindestens 50% + 1 der Stimmrechte an der Gesellschaft erwerben bzw. erreichen, sei es durch Anteilsbesitz oder auf andere Weise, oder das Recht oder die Befähigung hat/haben, (a) eine solche Anzahl an Mitgliedern der Geschäftsführung oder eines vergleichbaren Organs der Gesellschaft zu bestellen oder abzuberufen oder (b) die Bestellung oder Abberufung einer solchen Anzahl an Mitgliedern anzuweisen, die erforderlich ist, um die für verbindliche Entscheidungen erforderliche Stimmenmehrheit in diesem Organ zu erreichen;

-     eine Spaltung, Verschmelzung oder Übertragung des Vermögens der Gesellschaft auf einen dritten Rechtsträger unter Auflösung der Gesellschaft stattgefunden hat,

-     die Gesellschaft Bestandteile ihres Vermögens im Umfang von mehr als 50 % des Wertes des Anlagevermögens veräußert oder überträgt.

(2)    A change of control within the meaning of this contract shall exist if

-    a third party or several third parties acting jointly, which at the time of the conclusion of the agreement do not hold or hold less than 50% of the voting rights in the Company, acquire or reach at least 50% + 1 of the voting rights in the Company, whether through ownership or otherwise, or has the rights or ability to (a) appoint or remove or (b) direct the appointment or removal of, such number of members of the management board or a similar body of the Company with decisive voting power in such body;

-     a division, merger or transfer of the assets of the Company to a third legal entity has taken place with the Company as disappearing entity,

-     the Company sells or transfers components of its assets amounting to more than 50% of the value of the fixed assets.

(3)    Die Kündigung in Ausübung des Kündigungsrechts gem. Abs. 1 ist innerhalb einer Frist von sechs Monaten nach dem Ende des Kalendermonats zu erklären, in dem

-     im Fall einer Änderung der Stimmrechtsverhältnisse die Stimmrechtsänderung nach den jeweils einschlägigen rechtlichen Vorschriften veröffentlicht worden ist,

-    bei einer Verschmelzung, Vermögensübertragung oder bei Abschluss eines Beherrschungs- bzw. Gewinnabführungsvertrags die Eintragung in das Handelsregister der Gesellschaft erfolgt ist,

-    bei einer rechtsgeschäftlichen Übertragung des Vermögens der dingliche Vollzug des Kaufvertrags stattgefunden hat.

(4)    Im Fall der berechtigten Ausübung des Sonderkündigungsrechts gem. Abs. 1 zahlt die Gesellschaft dem Geschäftsführer eine einmalige Entschädigung in Höhe des Jahresgrundgehalts gem. § 4 Abs. 1 dieses Dienstvertrags, das ohne Ausübung des Sonderkündigungsrechts in dem Zeitraum nach der Beendigung des Dienstvertrags bis zum regulären Ende des Dienstvertrags gem. § 2 Abs. 1 zu zahlen gewesen wäre. Zudem hat der Geschäftsführer Anspruch auf die Abfindung gem. § 6 dieses Dienstvertrags.

(3)     Notice of termination in exercise of the right of termination pursuant to Para. 1 shall be given within a period of six months after the end of the calendar month in which

-    in the case of a change in voting rights, the change in voting rights has been published in accordance with the relevant legal provisions,

-    in the case of a merger, transfer of assets or conclusion of a control or profit transfer agreement, the entry has been made in the Commercial Register of the Company,

-    in the case of a legal transfer of assets, the in rem execution of the purchase agreement has taken place.

(4)    In the event of the justified exercise of the extraordinary right of termination pursuant to Para. 1, the Company shall pay the Director a one-time compensation in the amount of the fixed annual salary pursuant to Section 4 Para. 1 of this service agreement which would have been payable without the exercise of the extraordinary right of termination in the period after the termination of the service agreement until the regular end of the service agreement pursuant to Section 2 Para. 1. In addition, the Director is entitled to the severance payment pursuant to Section 6 of this service agreement.

§ 12 Wettbewerbsverbot

Dem Geschäftsführer ist es untersagt, während der Dauer dieses Vertrags in selbstständiger, unselbstständiger oder sonstiger Weise für ein Unternehmen tätig zu werden, welches mit der Gesellschaft in direktem oder indirektem Wettbewerb steht oder mit einem Wettbewerbsunternehmen i.S.v. § 15 AktG verbunden ist. In gleicher Weise ist es dem Geschäftsführer untersagt, während der Dauer dieses Verbots ein solches Unternehmen zu errichten, zu erwerben oder sich hieran unmittelbar oder mittelbar zu beteiligen, es sei denn, der Anteilsbesitz ermöglicht keinen Einfluss auf die Organe des betreffenden Unternehmens. Das Wettbewerbsverbot gilt auch zugunsten von mit der Gesellschaft i.S.v. § 15 AktG verbundenen Unternehmen.

Sec. 12 Covenant not to compete

The Director shall be prohibited from working for a company during the term of this contract on a freelance, dependent or other basis that is in direct or indirect competition with the Company or is affiliated with a competitive company within the meaning of Section 15 of the German Stock Corporation Act (Aktiengesetz – AktG). In the same way, the Director shall be prohibited from forming, acquiring or directly or indirectly participating in such a company during the term of this contract unless his shareholding does not enable him to exert influence over the governing bodies of the company in question. The covenant not to compete shall also apply to the benefit of affiliates of the Company within the meaning of Section 15 of the German Stock Corporation Act (Aktiengesetz – AktG).

§ 13 Geheimhaltung

Der Geschäftsführer ist verpflichtet, gegenüber Dritten über alle vertraulichen Angelegenheiten der Gesellschaft, insbesondere Betriebs- und Geschäftsgeheimnisse, Stillschweigen zu bewahren.

Sec. 13 Confidentiality The Director shall be obligated to maintain secrecy vis-à-vis third parties with respect to all confidential matters of the Company, in particular trade and business secrets.

§ 14 Rückgabe von Unterlagen und Arbeitsmitteln

Der Geschäftsführer hat nach Beendigung des Dienstverhältnisses alle die Angelegenheiten der Gesellschaft betreffenden Unterlagen und alle etwaig überlassenen Arbeitsmittel unaufgefordert an die Gesellschaft zurückzugeben.

Sec. 14 Return of documents and working equipment

After termination of the service relationship, the Director shall return to the Company, without being asked to do so, all documents relating to the affairs of the Company as well as any work equipment that may have been provided.

§ 15 Schlussbestimmungen

(1)    Änderungen und Ergänzungen dieses Dienstvertrags bedürfen zu ihrer Wirksamkeit der Schriftform. Gleiches gilt für die Aufhebung dieses Schriftformerfordernisses.

(2)    Sollten einzelne Bestimmungen dieses Dienstvertrags ganz oder teilweise unwirksam sein oder werden, soll hierdurch die Wirksamkeit der übrigen Bestimmungen nicht berührt werden. Die Parteien sind im Fall einer unwirksamen Bestimmung verpflichtet, über eine wirksame und zumutbare Ersatzregelung zu verhandeln, die dem von den Parteien mit der unwirksamen Bestimmung verfolgten wirtschaftlichen Zweck möglichst nahekommt.

(3)    Dieser Dienstvertrag unterliegt deutschem Recht.

(4)    Ausschließlicher Gerichtsstand für alle Streitigkeiten zwischen der Gesellschaft und dem Geschäftsführer ist Mainz, Deutschland.

(5)    Dieser Dienstvertrag wird in deutscher und englischer Fassung ausgefertigt. Die Parteien sind sich darüber einig, dass die englische Fassung lediglich der Information dient. Die deutsche Fassung ist rechtlich bindend.

Sec. 15 Final provisions

(1)    Changes or amendments to this service agreement must be in writing in order to be valid. The same applies to the cancellation of this written form requirement.

(2)    Should any provisions of this service agreement be or become wholly or partially invalid, this shall not affect the validity of the remaining provisions. In the event of an invalid provision, the Parties shall be obliged to negotiate an effective and reasonable replacement provision which comes as close as possible to the economic purpose pursued by the Parties with the invalid provision.

(3)    This service agreement shall be governed by German law.

(4)    The exclusive place of jurisdiction for all disputes between the Company and the Director shall be Mainz, Germany.

(5)    This service agreement shall be executed in German and English. The Parties agree that the English version is for information purposes only. The German version shall be legally binding.

Mainz Biomed B.V.	Dr Moritz Eidens

Place, date	Place, date

Marco Messina	Dr Moritz Eidens